Exhibit 5.1

                        OPINION OF LOWENSTEIN SANDLER PC

July 20, 2005

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083-0007

Re: Center Bancorp, Inc. - Registration Statement on Form S-3

Dear Ladies & Gentlemen:

In connection with the pending registration under the Securities Act of 1933, as amended (the "Act"), of 1,904,761 shares of common stock of Center Bancorp, Inc., a New Jersey corporation (the "Company"), offered for re-sale by certain selling stockholders (the "Selling Stockholder Shares") pursuant to the registration statement on Form S-3 to which this opinion is annexed, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included within such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ LOWENSTEIN SANDLER PC